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                                                                   Exhibit 12(b)

            Joseph E. Seagram & Sons, Inc. and Subsidiary Companies
               Computation of Ratio of Earnings to Fixed Charges
                           (U.S. dollars in millions)

                                                 Quarter Ended              Fiscal Year Ended
                                                 September 30,                   June 30,
                                                 -------------              -----------------
                                                 1999     1998              1999         1998
                                                 ----    -----              ----        -----
Income (loss) from continuing operations,
  before tax                                     $ 94     $ 62              $(17)        $ 17
Add (deduct):
  Dividends from equity companies                   1        1                 1            2
  Fixed charges                                   133       30               349          182
  Interest capitalized, net of amortization        --       --                --           --
                                                -----    -----             -----        -----
Earnings available for fixed charges             $228     $ 93              $333         $201
                                                =====    =====             =====        =====
Fixed charges:
  Interest expense                               $130     $ 27              $339         $170
  Portion of rent expense deemed to
    represent interest factor                       3        3                10           12
                                                -----    -----             -----        -----
Fixed charges                                    $133     $ 30              $349         $182
                                                =====    =====             =====        =====
Ratio of earnings to fixed charges               1.71     3.10              (a)          1.10
                                                =====    =====             =====        =====

(a) Fixed charges exceeded earnings by $16 million for the year ended June 30, 1999.